Exhibit (c)(ii)

1 DRAFT -- CONFIDENTIAL April 19, 2019 Project Midnight Presentation prepared for the Special Committee of the Board of Directors

2 DRAFT -- CONFIDENTIAL Disclaimer and Limiting Factors 2 • Mirus has relied upon and assumed the accuracy and completeness of all information that was publicly available or provided to us by the Company, and has not independently verified such information. • Mirus has not conducted any valuation or appraisal of any assets or liabilities. • Mirus held discussions with management with regard to the Company’s current position and outlook. • We have assumed that financial analyses and forecasts have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations of the Company. • We are not legal, regulatory or tax experts and have relied on the assessments made by the Company and its advisors with resp ect to such issues. • Our opinion is based on economic, market and other conditions as in effect on, and the information made available to us as of , t he date of this Presentation. • We have not acted as financial advisor to the Company with respect to the proposed Transaction, and we will not receive any compensation that is contingent upon the successful completion of the Transaction. Mirus has provided advisory services to the Special Committee related our opinion work, including a review and analysis of precedent transactions, advice with respect to ca sh - out value for fractional shares resulting from the reverse stock split and a draft of the summary of our analysis. The Compan y h as agreed to indemnify us for certain liabilities arising out of our engagement, including liabilities arising under the Federal se curities laws. • This Presentation is not intended to represent an opinion, but rather to serve as discussion materials for the Committee to r evi ew and as a basis upon which Mirus may render an opinion. This Presentation does not address the underlying business decision by the Company to pursue, consider or approve a transaction involving the Company, and this Presentation does not constitute a recommendation to the Company, the Committee, or any other person or entity as to any specific action that should be taken (o r omitted to be taken) in connection with a transaction involving the Company or as to any strategic or financial alternatives to a proposed transaction or the timing thereof.

3 DRAFT -- CONFIDENTIAL Agenda 3 • Engagement Overview • Midnight Financial Overview • Valuation Analysis

4 DRAFT -- CONFIDENTIAL Engagement Overview 4

5 DRAFT -- CONFIDENTIAL Summary of Engagement 5 • The Board of Dawn (the “Company”, or “Dawn”) is considering executing a reverse stock split, to be followed by a reciprocal forward stock split (together, the “Transaction”) – terms for the Transaction are not yet determined. • Dawn is considering the Transaction due to the significant costs and expenses associated with being a reporting company. The ini tial consensus of the Board was that the Company did not appear to reap much benefit from being a reporting company and as such it was reasonable for the Board to consider deregistering the Common Stock and suspending the Company's reporting obligations under the Exchange Act. • The Transaction is intended to reduce the number of shareholders to fewer than 300, which, subject to additional documentatio n and procedures, would make the Company eligible to file a Form 15 with the SEC and terminate its registration obligations und er the Exchange Act. • The Company does not intend to issue any fractional shares in the Transaction. Rather, instead of being issued fractional sha res , each Cashed - Out Stockholder will receive a cash payment for such stockholder's fractional interests resulting from the Transaction. • Mirus Capital Advisors (“ Mirus ”) has been engaged to provide an opinion (the “Opinion”) to the Board of Directors as to whether, as of the date of the Opinion, the final terms of the Transactions are fair to the non - affiliated shareholders

6 DRAFT -- CONFIDENTIAL Dawn Financial Overview 6

Historical Income Statements

$'000s	Fiscal YE Sep 30, 2017	Fiscal YE Sep 30, 2018	TTM Dec 31, 2018
Net revenue	37,284	40,681	41,520
Cost of revenue	23,386	25,445	26,167
Gross profit	13,898	15,236	15,353
Gross margin	*37%*	*37%*	*37%*
Sales and marketing	1,152	1,336	1,455
Research and development	903	823	692
General and administrative	12,365	12,733	12,818
(Gain) loss on sale of assets	60	-	-
Impairment of long-lived assets	-	182	182
Total operating expenses	14,480	15,074	15,147
Income (loss) from operations	(582)	162	206
Interest expense, net	212	180	179
Income (loss) before taxes	(794)	(18)	27
Income tax (benefit)	(2,741)	(1,608)	(2,333)
Net income (loss)	1,947	1,590	2,360
Less: Net income (loss) attributable to noncontrolling interest	(246)	(170)	(104)
Net income (loss) attributable to common stockholders[1]	2,193	1,760	2,464
Depreciation and amortization[2]	1,238	1,257	1,296
EBITDA[3]	**962**	**1,771**	**1,788**
Xcede Loss Attributable to Dawn[4]	**(1,212)**	**(839)**	**(509)**
Adjusted EBITDA[5]	**2,174**	**2,610**	**2,297**

Source: Company filings.
1) Net income (loss) as reported in company filings.
2) Includes the 83% of Xcede depreciation and amortization not attributable to non controlling interest
3) EBITDA calculated as Gross Profit less Sales and marketing, Research and development, and General and administrative expenses, less Net income attributable to non controlling interest, plus Depreciation and amortization.
4) Source: Company documents. Excludes Depreciation and amortization expense from Xcede, which is incorporated into "Depreciation and amortization" per footnote 2.
5) Adjusted EBITDA calculated as EBITDA less the loss attributable to Dawn (83% consolidation, net of portion attributable to non controlling interest).

MIRUS CAPITAL ADVISORS

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8 DRAFT -- CONFIDENTIAL Key Financial Metrics 8 Source: Company filings and documents. 0 5,000 10,000 15,000 20,000 25,000 30,000 35,000 40,000 45,000 50,000 Fiscal YE 2013 Fiscal YE 2014 Fiscal YE 2015 Fiscal YE 2016 Fiscal YE 2017 Fiscal YE 2018 ($’000s) Radiation Monitoring Devices Hilger Dynasil Fused Silica Evaporated Metal Films Optometrics RMD Optics Revenue by Division EBITDA and EBITDA Margin 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% - 600 1,200 1,800 2,400 3,000 Fiscal YE 2017 Fiscal YE 2018 TTM Dec 2018 ($'000s) Adjusted EBITDA (Excludes Xcede Loss Attributable to Dawn) EBITDA Adjusted EBITDA Margin

9 DRAFT -- CONFIDENTIAL Historical Balance Sheets – As Reported 9 Sep 30, Dec 31, $'000s 2017 2018 2018 Assets Cash and equivalents 2,415 2,327 1,165 Accounts receivable, net of allowances 3,407 4,069 3,471 Unbilled receivables 1,317 1,214 1,245 Contract assets - 1 21 Inventories, net of reserves 4,326 4,106 4,492 Prepaid expenses and other current assets 973 664 801 Total Current Assets 12,438 12,381 11,195 Gross property, plant & equipment 16,993 19,127 19,256 Accumulated depreciation (9,961) (11,029) (11,300) Net property, plant & equipment 7,032 8,098 7,956 Intangible assets 987 755 718 Deferred tax asset 2,642 4,333 4,394 Goodwill 5,940 5,900 5,864 Long-term contract assets - 7 4 Security deposits 58 58 53 Total other assets 9,627 11,053 11,033 Total Assets 29,097 31,532 30,184 Sep 30, Dec 31, $'000s 2017 2018 2018 Liabilities Equipment line of credit - - 240 Current portion of long-term debt 2,007 1,246 1,253 Capital lease obligations, current portion 91 40 34 Convertible notes - - - Accounts payable 2,380 2,355 1,669 Contract liabilities 129 253 157 Accrued expenses and other liabilities 2,667 2,803 2,322 Total current liabilities 7,274 6,697 5,675 Long-term debt, net of current portion 1,045 2,075 1,898 Capital lease obligations, net of current portion 81 52 44 Deferred tax liability, net 234 205 199 Other long-term liabilities 38 175 178 Total long-term liabilities 1,398 2,507 2,319 Total liabilities 8,672 9,204 7,994 Common stock 9 9 9 Additional paid In capital 21,406 21,865 21,946 Accumulated OCI (loss) (539) (700) (841) Retained Earnings (919) 841 770 Treasury stock (986) (986) (986) Noncontrolling interest 1,454 1,299 1,292 Total equity 20,425 22,328 22,190 Total Liabilities And Equity 29,097 31,532 30,184 Source: Company filings and documents.

Summary of Shareholders

As of January 3, 2019

Insider Holdings		
Name	Stock Held	% of Common Outstanding
Sulick, Peter (Chairman, President & CEO)	3,799,980	21.8%
Dunham, Craig T. (Independent Director)	2,051,045	11.8%
Kronfeld, David (Independent Director)	300,210	1.7%
Leonard, Thomas C. (Independent Director)	205,921	1.2%
Fox, Lawrence J. (Independent Director)	170,695	1.0%
Hagan III, William K. (Lead Director)	170,622	1.0%
Levine, Alan B. (Independent Director)	143,585	0.8%
Shah, Kanai (Management)	119,697	0.7%
Bishop, Gary (Management)	46,904	0.3%
Schulz, Paul (Management)	31,434	0.2%
Bowdring Jr., Robert Joseph (CFO)	20,045	0.1%
Parikh, Nimal (Management)	20,000	0.1%
Total Insider Holdings	**7,080,138**	**40.6%**

Other Holdings		
Entine Trust	1,396,325	8.0%
Christensen, Jon (Target 3 Fund)	863,691	5.0%
All Other Holdings	8,091,346	46.4%
Total Other Holdings	**10,351,362**	**59.4%**
Total	**17,431,500**	**100.0%**



Shareholder Breakdown
21.8%
11.8%
7.1%
8.0%
5.0%
46.4%
Sulick, Peter (Chairman, President & CEO)
Dunham, Craig T. (Independent Director)
Other Insiders
Entine Trust
Christensen, Jon (Target 3 Fund)
Other

Shares Outstanding 1/3/2019	**17,431,500**
Illustrative split	1:5,000
Holders post split (known accounts and 14 known OBOs)	257
Shares retired (assuming no OBO retired)	1,031,012

Source: Company stockholder report as of January 3, 2019. Does not include stock option grant to Lawrence Fox for 95,602 shares, with a January 31, 2020 expiry and exercise price of $1.80.

MIRUS CAPITAL ADVISORS

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11 DRAFT -- CONFIDENTIAL Valuation Analysis 11

12 DRAFT -- CONFIDENTIAL Valuation Methods Considered 12 • Historical Valuation Approach: Mirus reviewed Dawn’s historical common equity trading prices and volumes, and historical Enterprise Value/Revenue, Enterprise Value/EBITDA, and Price/Book Value multiples • Public Companies Approach: Mirus reviewed select public companies and their implied valuation multiples • Transactions Approach: Mirus reviewed select merger and acquisition transactions and their implied valuation multiples • Premia Paid Approach: Mirus reviewed the implied premia paid in recent M&A transactions and reverse stock split transactions • Discounted Cash Flow Approach: Mirus conducted a DCF analysis utilizing the forecast developed by management • Buyout Approach: Mirus conducted a buyout analysis utilizing the forecast developed by management, assuming modest incremental leverage and adjustments for estimated costs incurred as a public company and estimated transaction costs • Liquidation Approach: a liquidation approach was considered but ultimately not used as the Company’s assets do not reflect the value of its anticipated future cash flows . Additionally, no recent appraisals were conducted on the Company’s material assets, and fair market value may vary significantly from book value

13 DRAFT -- CONFIDENTIAL 0.00 0.20 0.40 0.60 0.80 1.00 1.20 1.40 1.60 1.80 2.00 - 50,000 100,000 150,000 200,000 250,000 300,000 350,000 400,000 450,000 500,000 Apr 2018 Jun 2018 Jul 2018 Sep 2018 Nov 2018 Dec 2018 Feb 2019 Apr 2019 ($) (Shares) Dawn Share Volume (LHS) Dawn Closing Share Price (RHS) Nasdaq Non-Compliance Notice Results Announcements/Corporate Communications 13 Historical Valuation: LTM Price and Volumes Source: Capital IQ. 1) Volume bucketed by daily VWAP. 2) January 11, 2019, Daw n announces receipt of notice from Nasdaq regarding share price closing below $1.00 for 30 consecutive business days. Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company was provided an initial compliance period of 180 calendar days from the date of the notice (July 8 , 2 019) to regain compliance by having the closing bid price exceed $1.00 per share for a minimum of 10 consecutive business days prior to July 8, 2019. Intra - day 52 - Week Low $0.72 52 - Week High $1.60 Trailing 52 weeks as of April 17, 2019 Price Range Estimated Volume (K) 1 % of Total < $0.85 327 5% > $0.85 - $1.00 2,017 33% > $1.00 - $1.15 1,013 16% > $1.15 - $1.30 491 8% > $1.30 - $1.45 1,934 31% > $1.45 414 7% Total 6,195 100% April 17, 2018 - April 17, 2019Volume Weighted Average Price = $1.14 April 17, 2019 Close Price = $1.10 Close Sep 30, 2018 $1.29 Dec 31, 2018 $0.89 Apr 17, 2019 $1.10 Apr 18, 2019 $1.12 Low $0.76 High $1.53 2

14 DRAFT -- CONFIDENTIAL 14 Historical Valuation: Price and Price/Book Ratio Source: Capital IQ and company filings and documents. Price/Book Value calculated as each day’s Market Capitalization based o n t he closing price divided by the most recently preceding quarter end’s Book Value of Equity, not accounting for delay in financial reporting. For example, October 5, 2018 Book Value is as of filings for September 30, 2018 (FY 2018 10 - K filed on December 21, 2018). Trailing 2 years as of April 17, 2019 0.50 0.70 0.90 1.10 1.30 1.50 0.60 0.80 1.00 1.20 1.40 1.60 Apr 2017 Aug 2017 Jan 2018 May 2018 Oct 2018 Mar 2019 (x) ($) Closing Stock Price (LHS) Price/Book Value (RHS) P/B Sep 30, 2017 1.0x Sep 30, 2018 1.0x Dec 31, 2018 0.7x Apr 17, 2019 0.9x Low 0.6x Median 1.0x High 1.3x

15 DRAFT -- CONFIDENTIAL 0.0 4.0 8.0 12.0 16.0 20.0 0.0 0.2 0.4 0.6 0.8 1.0 Apr 2017 Aug 2017 Jan 2018 May 2018 Oct 2018 Mar 2019 (x) (x) EV/TTM Revenue (LHS) EV/Adj TTM EBITDA (RHS) 15 Historical Valuation: Enterprise Value Multiples Source: Capital IQ, company filings and documents. 1) Enterprise Value (EV) calculated as Market Capitalization plus Net Debt, less consolidated Xcede debt ($500k as of December 31, 2018). For each data point, Market Capitalization calculated daily, and the Debt values are based on each day’s most recent public financial filings, not taking into account d ela y in financial reporting. For example, October 5, 2018 EV is calculated as that day’s Market Capitalization, plus Net Debt less Xcede debt as of September 30, 2018 (FY 2018 10 - K filed on December 21, 2018). 2) Adjusted EBITDA calculated in accordance with methodology on slide 7. For each data point, Adjusted TTM EBITDA is based ea ch day’s most recent four quarters of public financial filings., not accounting for delay in filings (see footnote 1). For example, April 17, 2019 Adjusted TTM EBITDA is calculated as FY2018 + 1Q2019 – 1Q2018. Quarterly “ Xcede Loss Attributable to Dawn” was estimated using a proration of the annual numbers. For example for data point April 1, 2018, the “ Xcede Loss Attributable to Dawn” was calculated with the weightings (½ x Fiscal 2018 plus ½ x Fiscal 2017) . Trailing 2 years as of April 17, 2019 EV/Rev EV/Adj. EBITDA Oct 1, 2017 0.6x 10.1x Oct 1, 2018 0.6x 8.7x Jan 1 , 2019 0.4x 6.9x Apr 17, 2019 0.5x 9.1x Low 0.3x 4.9x Median 0.6x 9.4x High 0.7x 15.5x

16 DRAFT -- CONFIDENTIAL Historical Valuation: Summary 16 Note: Historical valuation statistics based on data over past 2 years. EV and Adjusted EBITDA calculated in accordance with m eth odology on pages 15 and 7 . Price/Book calculated in accordance with methodology on page 14. Stock history highs and lows based on intraday prices, quartiles based on closing prices. VWAP calculated as average of closing pr ice s over the respective period, weighted by each day’s trading volume. Low 1st Quartile VWAP 3rd Quartile High 52-Week Stock History $0.72 $1.02 $1.14 $1.35 $1.60 6-Month Stock History $0.72 $0.96 $0.97 $1.10 $1.25 3-Month Stock History $0.91 $1.00 $1.06 $1.06 $1.22 1-Month Stock History $0.91 $1.02 $1.12 $1.15 $1.22 1-Week Stock History $1.10 $1.13 $1.12 $1.16 $1.18 Historical Valuation Multiples Apr 17, 2019 Low 1st Quartile Median Mean 3rd Quartile High Dawn EV/Adj TTM EBITDA 9.1x 4.9x 7.0x 9.4x 9.5x 11.9x 15.5x Dawn EV/TTM Revenue 0.5x 0.3x 0.5x 0.6x 0.6x 0.6x 0.7x Dawn Price/Book Value 0.9x 0.6x 0.9x 1.0x 1.0x 1.1x 1.3x

Selected Comparable Publicly Traded Companies

Company	Market Capitalization ($MM)	Enterprise Value ($MM)	EBITDA ($MM)	EBITDA Margin	EV / EBITDA
Dawn	19.2	21.0	2.3	6%	9.1x
Amphenol Corporation (NYSE:APH)	31,001.1	33,327.3	1,987.7	24%	16.8x
Applied Optoelectronics, Inc. (NasdaqGM:AAOI)	249.9	282.8	18.9	7%	14.9x
AVX Corporation (NYSE:AVX)	3,122.8	2,269.0	361.7	20%	6.3x
Belden Inc. (NYSE:BDC)	2,302.2	3,345.2	463.1	18%	7.2x
Coherent, Inc. (NasdaqGS:COHR)	3,806.4	3,946.5	452.3	25%	8.7x
Corning Incorporated (NYSE:GLW)	27,412.0	33,449.0	2,886.0	26%	11.6x
FLIR Systems, Inc. (NasdaqGS:FLIR)	6,715.6	6,625.4	407.0	23%	16.3x
II-VI Incorporated (NasdaqGS:IIVI)	2,608.0	2,883.1	249.6	20%	11.6x
Intermolecular, Inc. (NasdaqGS:IMI)	53.7	23.3	0.8	2%	30.3x
LightPath Technologies, Inc. (NasdaqCM:LPTH)	37.4	40.7	3.4	10%	11.9x
Luna Innovations Incorporated (NasdaqCM:LUNA)	119.3	77.5	2.7	6%	28.7x
Materion Corporation (NYSE:MTRN)	1,223.9	1,171.4	59.3	5%	19.7x
Mistras Group, Inc. (NYSE:MG)	393.0	671.3	59.3	8%	11.3x
OSI Systems, Inc. (NasdaqGS:OSIS)	1,569.5	1,877.8	148.8	13%	12.6x
Perceptron, Inc. (NasdaqGM:PRCP)	71.8	63.9	7.5	9%	8.5x
Raytheon Company (NYSE:RTN)	50,630.5	52,488.5	3,801.0	14%	13.8x
Rogers Corporation (NYSE:ROG)	3,122.9	3,188.7	164.4	19%	19.4x
The LGL Group, Inc. (AMEX:LGL)	32.8	13.5	1.9	8%	7.0x
Veeco Instruments Inc. (NasdaqGS:VECO)	613.9	640.8	20.9	4%	30.7x
Vishay Intertechnology, Inc. (NYSE:VSH)	2,941.2	2,673.7	631.6	21%	4.2x
Low					4.2x
1st Quartile					8.7x
Median					12.2x
Mean					14.6x
3rd Quartile					17.4x
High					30.7x

Source: Capital IQ. Market Capitalization as of April 17, 2019. Public Comp EBITDA as of each company's four most recent quarters. Dawn shown for reference, but not included in calculation of descriptive statistics for the comp set. Dawn EBITDA calculated in accordance with methodology on page 7. Dawn EV calculated in accordance with methodology on page 15.

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18 DRAFT -- CONFIDENTIAL Selected Comparable Publicly Traded Companies: Implied Valuation 18 Sample Calculation Value A = Median EV/TTM EBITDA of Public Comp Set (as of Apr 17, 2019) 12.2x B = Dawn’s Adjusted TTM EBITDA 2 $2.3 MM C = A x B = Dawn’s Implied Enterprise Value (as of Apr 17, 2019) $28.1MM D = Dawn’s Cash Balance (as of Dec 31, 2018) $1.2MM E = Dawn’s Debt Balance (as of Dec 31, 2018, excluding $500k consolidated Xcede note) $3.0MM F = C + D – E Dawn’s Implied Equity Value (as of Apr 17, 2019) $26.3MM G = Dawn’s Common Equity Shares Outstanding (as of January 3, 2019) 17.4MM H = F ÷ G Dawn’s Implied Price per Share (as of April 17, 2019) $1.51 Source: Capital IQ, Company filing s and documents. Excludes transaction costs. 1) Public Company Multiples calculated on page 17. 2) Calculated in accordance with methodology on page 7. Public Company Multiples Low 1st Quartile Median Mean 3rd Quartile High EV/TTM EBITDA 1 4.2x 8.7x 12.2x 14.6x 17.4x 30.7x Implied Dawn Price per Share $0.45 $1.04 $1.51 $1.82 $2.19 $3.94

19 DRAFT -- CONFIDENTIAL Selected Comparable Transactions and Implied Valuation 19 Source: Capital IQ, Company filing s and documents. 1) Target’s EBITDA for the four most recent quarters before the transaction was announced. 2) Calculated in accordance with methodology on page 18. Excludes transaction costs. Target Acquirer Announcement Date Status Percent Sought Transaction Value ($MM) Implied Enterprise Value ($MM) EBITDA ($MM) 1 EV / EBITDA CoAdna Holdings, Inc. II-VI Incorporated 3/26/2018 Closed 100.0% 44.9 44.9 1.7 26.4x Anaren, Inc. TTM Technologies, Inc. 12/4/2017 Closed 100.0% 940.7 940.7 43.4 21.7x ISP Optics Corp. LightPath Technologies, Inc. 8/8/2016 Closed 100.0% 18.0 18.0 3.1 5.8x Rofin-Sinar Technologies Inc. Coherent, Inc. 3/16/2016 Closed 100.0% 782.5 782.5 73.3 10.7x API Technologies Corp. J.F. Lehman & Company, Inc. 2/29/2016 Closed 100.0% 306.7 306.7 20.2 15.2x Newport Corp. MKS Instruments, Inc. 2/23/2016 Closed 100.0% 1,003.4 1,003.4 77.2 13.0x Low 5.8x 1st Quartile 11.3x Median 14.1x Mean 15.5x 3rd Quartile 20.1x High 26.4x Transaction Multiples Low 1st Quartile Median Mean 3rd Quartile High EV/TTM EBITDA 5.8x 11.3x 14.1x 15.5x 20.1x 26.4x Implied Dawn Price per Share 2 $0.66 $1.38 $1.75 $1.93 $2.54 $3.38

Premia Paid: Statistics and Implied Valuation

Mirus reviewed 255 merger and acquisition and going dark reverse stock split transactions closed between January 1, 2016 and April 17, 2019 with transaction value less than $250 million

- Excludes M&A transactions in which less than 90% of the business was acquired
- Excludes outliers with target stock premiums above 300% or below -20%

Premia Paid Statistics	Low	1st Quartile	Median	Mean	3rd Quartile	High
1-Day Prior	(12%)	17%	33%	43%	57%	251%
1-Week Prior	(18%)	18%	34%	43%	56%	251%
30-Days Prior	(17%)	19%	34%	44%	61%	198%

Implied Dawn Price per Share	Dawn	Low	1st Quartile	Median	Mean	3rd Quartile	High
1-Day Prior (vs. Apr 17, 2019)	$1.10	$0.97	$1.29	$1.46	$1.57	$1.72	$3.86
1-Week Prior (vs. Apr 10, 2019)	$1.16	$0.95	$1.37	$1.55	$1.66	$1.81	$4.07
30-Days Prior (vs. Mar 18, 2019)	$0.97	$0.81	$1.15	$1.30	$1.40	$1.56	$2.89

	Sample Calculation	Value
A =	Median Premia Paid in M&A and Going Dark Reverse Stock Split Transactions Relative to Price on Day Prior to Announcement (255 transactions from Jan 1, 2016 – Apr 17, 2019)	33%
B =	Dawn's Prior Day Stock Price per Share (as of April 17, 2019)	$1.10
C = (1 + A) x B =	**Dawn's Implied Price per Share in a Transaction (as of April 18, 2019)**	**$1.46**

Source: Capital IQ. Excludes transaction costs.

MIRUS CAPITAL ADVISORS

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21 DRAFT -- CONFIDENTIAL Management Forecast Fiscal Year Ended September 30, $ Millions 2020 2021 2022 2023 Revenue 43.2 43.8 44.7 45.6 Gross Profit 17.2 17.4 17.7 18.1 EBITDA 2.5 2.5 2.5 2.5 Discounted Cash Flow: Forecast and Implied Valuations 21 • Mirus conducted a DCF analysis utilizing the forecast developed by management • A range of WACC’s were considered, based on the estimated cost of capital for Dawn • A range of terminal EBITDA multiples were considered, based on Dawn’s historic trading multiples Source: Management forecast. Excludes transaction costs. Implied Dawn Price per Share Terminal EV/EBITDA Multiple WACC 8.0x 9.0x 10.0x 11.0x Low High 12.0% $0.81 $0.91 $1.01 $1.10 $0.76 $1.10 13.0% $0.78 $0.88 $0.97 $1.07 14.0% $0.76 $0.85 $0.94 $1.03

22 DRAFT -- CONFIDENTIAL Management Forecast Fiscal Year Ended September 30, $ Millions 2020 2021 2022 2023 Revenue 43.2 43.8 44.7 45.6 Gross Profit 17.2 17.4 17.7 18.1 Unadjusted EBITDA 1 2.5 2.5 2.5 2.5 Plus: Public Company Costs 2 0.7 0.9 0.9 0.8 Adjusted EBITDA 1 3.2 3.3 3.4 3.4 Buyout: Forecast and Implied Valuations 22 • Mirus conducted a Buyout analysis utilizing the forecast developed by management including an adjustment for estimated public company costs and an estimate of transaction costs • A range of Equity IRR’s were considered, based on an increase in leverage to 1.5x Adjusted FY2020 EBITDA • A range of terminal EBITDA multiples were considered, based on Dawn’s historic trading multiples Source: Management forecast. 1) Before transaction costs. Calculated in accordance with methodology on page 7. 2) Cost savings estimated by management,including legal and audit costs related to public filings. 3) Includes transaction costs. Implied Dawn Price per Share 3 Terminal EV/EBITDA Multiple Equity IRR 8.0x 9.0x 10.0x 11.0x Low High 16.0% $1.00 $1.11 $1.22 $1.33 $0.95 $1.33 17.0% $0.98 $1.08 $1.18 $1.29 18.0% $0.95 $1.05 $1.15 $1.25

23 DRAFT -- CONFIDENTIAL Summary Range of Value Per Share 23 1) For Trading Range data points, median represents VWAP. Low 3 rd Quartile 1 st Quartile High Legend: Low 1st Quartile Median 1 3rd Quartile High $0.72 $1.02 $1.14 $1.35 $1.60 $0.72 $0.96 $0.97 $1.10 $1.25 $0.91 $1.00 $1.06 $1.06 $1.22 $0.91 $1.02 $1.12 $1.15 $1.22 $1.10 $1.13 $1.12 $1.16 $1.18 $0.45 $1.04 $1.51 $2.19 $3.94 $0.66 $1.38 $1.75 $2.54 $3.38 $0.97 $1.29 $1.46 $1.72 $3.86 $0.95 $1.37 $1.55 $1.81 $4.07 $0.81 $1.15 $1.30 $1.56 $2.89 $0.76 $1.10 $0.95 $1.33